UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 9, 2010

Municipal Mortgage & Equity, LLC
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 600,	21202
Baltimore, Maryland	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (443) 263-2900

Not Applicable
 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

The information in this Current Report on Form 8-K is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise be subject to the liabilities of that Section.  The information herein shall not be deemed incorporated by reference into any prior filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

In this Current Report, except as expressly indicated or unless the context otherwise requires, the “Company,” “MuniMae,” “we,” “our” or “us” means Municipal Mortgage & Equity, LLC, a Delaware limited liability company, and its consolidated subsidiaries.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report contains forward-looking statements intended to qualify for the safe harbor contained in Section 21E of the Exchange Act.  Forward-looking statements often include words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “seek,” “would,” “could” and similar words or are made in connection with discussions of future operating or financial performance.

Forward-looking statements reflect our management’s expectations at the date of this Current Report regarding future conditions, events or results.  They are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements.  There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this Current Report.  These factors include changes in market conditions that affect the willingness of potential investors or lenders to provide us with debt or equity, changes in market conditions that affect the value or marketability of assets we own, changes in market conditions or other factors that affect our access to cash that we may need to meet our commitments to other persons, changes in interest rates or other conditions that affect the value of mortgage loans we have made, changes in interest rates that affect our cost of funds, tax laws, environmental laws or other conditions that affect the value of the real estate underlying mortgage loans we own, and changes in tax laws or other things beyond our control that affect the tax benefits available to us and our investors. Readers are cautioned not to place undue reliance on forward-looking statements.  We are not undertaking to update any forward-looking statements in this Current Report.

INVESTMENTS IN OUR COMMON STOCK

We were organized in 1996 as a Delaware limited liability company and are classified as a partnership for federal income tax purposes.  We essentially have the same limited liability, governance and management structures as a corporation, but we are treated as a pass-through entity for federal income tax purposes.  Thus investors in our common shares are treated as partners in a partnership and include their distributive share of our income, deductions and credits on their tax returns.  Annual tax information is provided to our shareholders on Schedule K-1 rather than on Form 1099.

EXPLANATORY NOTE

In September 2006, we determined that our financial statements for 2004, 2005 and the first quarter of 2006 required restatement.  We completed the restatement of our 2004 and 2005 financial statements and the audit of our 2006 financial statements last year.  The audit reports related to these financial statements were included in our Annual Report on Form 10-K for the year-ended  December 31, 2006 (the “2006 Form 10-K”), which was filed with the Securities and Exchange Commission (“SEC”) on April 29, 2009 and is available on our website: www.munimae.com.

Because of the delay in completing the audited restated 2004 and 2005 financial statements and the audited 2006 financial statements, we have not been able to file Reports on Form 10-K or 10-Q covering any period subsequent to December 31, 2006.  We have now completed  the Company’s financial statements at and for the years ended December 31, 2007, 2008 and 2009 (“the 2009 Financial Statements”), which are being filed in this Current Report on Form 8-K in order to provide audited financial statements to our investors and other users of our financial statements as quickly as possible.  Included with these 2009 Financial Statements is the report of our independent registered public accounting firm, KPMG LLP, which includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern due to our continued liquidity issues (see “The Current State of Our Business” below).

We plan to become a timely filer with the SEC as soon as practicable.  Our goal is to complete our 2010 financial statements and their related audit as soon as practicable, which we currently estimate to be in the second quarter of 2011, after which we will file our Annual Report on Form 10-K.  Our goal is to recommence the filing of timely Quarterly Reports on Form 10-Qs beginning with the first quarter of 2011.  Our ability to accomplish these goals will be dependent on retaining key personnel and on us continuing to remediate our material weaknesses in internal controls over financial reporting (see “Material Weaknesses in Internal Controls” below).  Also included in this Form 8-K is a general business update on material aspects of our business.

THE CURRENT STATE OF OUR BUSINESSES AND RELATED BUSINESS RISKS

Overview

At the beginning of 2007, Municipal Mortgage & Equity, LLC operated three primary divisions, as described below.

The Affordable Housing Division was established to conduct activities related to affordable housing through three reportable segments, as follows:

•
Tax Credit Equity (“TCE”) - A business that created investment funds and found investors for such funds who received tax credits for investing in affordable housing partnerships (these funds are called Low Income Housing Tax Credit Funds or “LIHTC Funds”).

•	Affordable Bonds - A business that originates and invests in tax-exempt bonds secured by affordable housing.

•	Affordable Debt - A business that originated and invested in loans secured by affordable housing.

The Real Estate Division was established to conduct real estate finance activities through two reportable segments, as follows:

•
Agency Lending - A business that originated both market rate and affordable housing multifamily loans with the intention of selling them to government sponsored entities (i.e., Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) collectively referred to as agencies (“Agencies”) or through programs created by them, or sold permanent loans to third party investors and the loans were guaranteed by the Government National Mortgage Association (“Ginnie Mae”) and insured by the United States Department of Housing and Urban Development (“HUD”).

•	Merchant Banking - A business that provided loan and bond originations, loan servicing, asset management, investment advisory and other services to institutional investors.

The Renewable Ventures Division that financed, owned and operated renewable energy and energy efficiency projects.

As more fully described below, the Company has either sold, liquidated or closed down all of its different businesses, except for the Affordable Bonds business.

Risks and Uncertainties
The following is a discussion of the Company’s liquidity and going concern issues and the risks associated with the Company’s bond investing activities.

Liquidity and Going Concern

Beginning in the second half of 2007, the capital markets in which the Company operates began to deteriorate, which restricted the Company’s access to capital.  This situation was also compounded by the Company’s inability to provide timely financial statements to creditors and investors.  The Company has experienced and continues to experience significant liquidity issues.  This lack of liquidity has resulted in the Company having to sell assets, liquidate collateral positions, post additional collateral, sell or close different business segments and work with its creditors to restructure or extend debt arrangements.  Since December 31, 2006, the Company has sold its TCE, Renewable Ventures and Agency Lending business segments.  In addition, the Company has exited the Affordable Debt and Merchant Banking business segments.  MuniMae has also sold, restructured or liquidated a significant number of bonds, loans and other assets in order to satisfy debts and raise capital.  Although the Company has been able to extend, restructure and obtain forbearance agreements on various debt and interest rate swap agreements, such that no creditor has declared an event of default requiring an acceleration of debt payments, most of these extensions, restructurings and forbearance agreements are short-term in nature and do not provide a viable long-term solution to the Company’s liquidity issues.

The Company plans to continue to work with its capital partners to extend debt maturities, restructure debt payments or settle debt at amounts below the contractual amount due.  In addition, the Company will have to continue to reduce its operating costs in order to be a sustainable business.  All of these actions are being pursued in order to achieve the objective of the Company continuing operations.  However, management’s objective is almost exclusively dependent on obtaining creditor concessions, liquidating non-bond related assets and generating sufficient bond portfolio net interest income that can be used to service the Company’s non-bond related debt and the Company’s on-going operating expenses.  However, there can be no assurance that management will be successful in addressing the Company’s liquidity issues.  More specifically, there is uncertainty as to whether management will be able to restructure or settle its remaining non-bond debt in a sufficient manner to allow for the Company’s cash flow to service this debt.  There is uncertainty related to the Company’s ability to liquidate non-bond related assets at sufficient amounts and there are a number of business risks surrounding the Company’s bond investing activities that could impact the Company’s ability to generate sufficient cash flow from the bond portfolio (see “Key Risks Related to the Company’s Bond Investing Activities”).  These uncertainties could adversely impact the Company’s financial condition or results of operations.  In the event management is not successful in restructuring or settling its remaining non-bond related debt, or in generating liquidity from the sale of non-bond related assets or if the bond portfolio net interest income is substantially reduced, the Company may have to consider seeking relief through a bankruptcy filing.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Key Risks Related to the Company’s Bond Investing Activities

The Company has exposure to changes in interest rates because all of its investments in bonds pay a fixed rate of interest, while substantially all of the Company’s bond related debt is variable rate.  A significant portion of the Company’s variable rate exposure is not hedged by interest rate swaps or caps and the Company does not have the credit standing to enter into any new interest rate swaps and has limited liquidity to purchase any new interest rate caps.  A rise in interest rates or an increase in credit spreads could cause the value of certain bond investments to decline, increase the Company’s borrowing costs and make it ineffective for the Company to securitize its bonds.

Substantially all of the Company’s bond investments are illiquid, which could prevent sales at favorable terms and make it difficult to value the bond portfolio. Our bond investments are unrated and unenhanced and, as a consequence, the purchasers of the Company’s bonds are generally limited to accredited investors and qualified institutional buyers, which results in a limited trading market.  This lack of liquidity complicates how the Company determines the fair value of its bonds as there is limited information on trades of comparable bonds.  Therefore, there is a risk that if the Company needs to sell bonds the price it is able to realize may be lower than the carrying value (i.e., fair value) of such bonds.  Such differences could be material to our results of operations and financial condition.

At December 31, 2009, substantially all of the Company’s bond investments were either in securitization trusts or pledged as collateral for securitization programs, notes payable or other debt.  In the event a securitization trust cannot meet its obligations, all or a portion of bonds held by or pledged to the trust may be sold to satisfy the obligations to the holders of the senior interests. In the event bonds are liquidated, no payment will be made to the Company except to the extent that the sales price received for the bond exceeds the amounts due on the senior obligations of the trust.  In addition, if the value of the bond investments within the securitization trusts or pledged as additional collateral decreases, the Company may be required to post cash or additional investments as collateral for such programs.  In the event the Company has insufficient liquidity or unencumbered investments to satisfy these collateral requirements, certain bonds within the securitization trusts may be liquidated by the third-party credit enhancer to reduce the collateral requirement.  In such cases, the Company would lose the cash flow from the bonds and its ownership interest in them.  If a significant number of bonds were liquidated, the Company’s financial condition and results of operations could be materially adversely affected.

Economic conditions adversely affecting the real estate market could have a material adverse effect on the Company.  Most of the Company’s bond investments are directly or indirectly secured by multifamily residential properties, and therefore the value of the bond investments may be materially adversely affected by macroeconomic conditions or other factors that adversely affect the real estate market generally, or the market for multifamily real estate and bonds secured by these properties in particular.  These possible negative factors include, among others: (i) increasing levels of unemployment and other adverse economic conditions, regionally or nationally; (ii) decreased occupancy and rent levels due to supply and demand imbalances; (iii) changes in interest rates that affect the cost of the Company’s capital, the value of the Company’s bond investments or the value of the real estate that secures the bonds; and (iv) lack of or reduced availability of mortgage financing.

A substantial portion of the Company’s bond related debt is subject to third party credit enhancement agreements and liquidity facilities that mature prior to the time that the underlying bond matures or is expected to be redeemed.  If the Company was unable to renew or replace its third party credit enhancement and liquidity facilities, the Company might not be able to extend or refinance its bond related debt.  In that instance, the Company could be subject to bond liquidations to satisfy the claims of its bond lenders.  If the Company is unable to extend or refinance its bond related debt, whether through the extension or replacement of third party credit enhancement and liquidity providers or through the placement of bond related debt without the benefit of third party credit enhancement and liquidity facilities, the Company may experience higher bond related debt costs.  If a significant number of bonds were liquidated or if bond financing costs increased significantly, the Company’s financial condition and results of operations could be materially adversely affected.  The Company’s total bond related debt was $809.8 million at December 31, 2009, of which $31.0 million and $633.6 million have maturing credit enhancement facilities in 2011 and 2013, respectively. Also, at December 31, 2009, there are $121.5 million and $633.6 million of liquidity facilities expiring in 2011 and 2013, respectively.

Substantially all of the Company’s bond investments are held by MuniMae TE Bond Subsidiary, LLC (“TEB”), a subsidiary for which all of the common shares are owned directly by the Company.  Under TEB’s operating agreement with its preferred shareholders, there are covenants related to the type of assets in which TEB can invest, the incurrence of leverage, limitations on issuance of additional preferred equity interests, limitations on cash distributions to MuniMae and certain requirements in the event of merger, sale or consolidation.  At September 30, 2010:

•	TEB’s leverage ratio was below the incurrence limit of 60% providing TEB the ability to incur additional obligations of no more than $32,000;

•	TEB’s liquidation preference ratios were at amounts that would restrict it from raising additional preferred equity on parity with the existing preferred shares outstanding; and

•
TEB’s ability to distribute cash to MuniMae is limited to Distributable Cash Flows (TEB’s net income adjusted to exclude the impact of non-cash items) and TEB does not have the ability to make redemptions of common stock or distributions to MuniMae other than Distributable Cash Flows (“Restricted Payments”) because the current liquidation preference ratios prohibit it.

On March 25, 2010, TEB entered into an amendment to its operating agreement in which TEB agreed to accumulate and retain $25.0 million of cash flows (“Retained Distributions”) by limiting Distributable Cash Flow distributions to MuniMae to no more than 33% of Distributable Cash Flows until it accumulated $25.0 million (MuniMae’s capital contributions to TEB count towards the $25.0 million of Retained Distributions).  Through this amendment, TEB also agreed not to make any Restricted Payments to MuniMae prior to accumulating the $25.0 million of Retained Distributions.  This amendment also stipulates that Distributable Cash Flows be measured cumulatively and quarterly beginning October 1, 2009.  At September 30, 2010, TEB had accumulated the required Retained Distributions of $25.0 million.

Beginning in June 2009, TEB has been unable to conduct successful remarketings of its mandatorily redeemable and perpetual preferred shares.  This has caused the distributions owed to the TEB preferred shareholders to increase which has resulted in a reduction to the amount of TEB income that can be distributed to the Company.  If  TEB continues to be unsuccessful with future remarketings, TEB could experience additional increases to its preferred share distributions, which would result in reductions to its common distributions to the Company and those changes could be material.

TEB distributed a total of $49.7 million, $43.0 million and $30.7 million to the Company in each of the years-ended December 31, 2009, 2008 and 2007, respectively.  The Distributable Cash Flow distributed to the Company during the first nine months ended September 30, 2010 was $10.5 million.  There can be no assurances that TEB (whose cash flows are the primary source of cash to satisfy the Company’s non-bond related debt and other corporate obligations) will be able to continue to distribute cash to the Company in the future.

All of TEB’s common stock is pledged by the Company to a creditor to support collateral requirements related to certain debt and derivative agreements.  On December 8, 2010, the Company entered into a forbearance agreement with this creditor (“Counterparty”) that will further restrict the Company’s ability to utilize common distributions from TEB to satisfy non-bond related debt or cover Company operating expenses.  The key provisions of the agreement are as follows.

•
Provides for forbearance from the minimum net asset value requirement and the financial reporting requirement contained in the interest rate swap agreements until the earlier of June 30, 2012 or when TEB is in compliance with its leverage and liquidation incurrence ratios.

•	Requires the Company to post a portion of the common distributions that are remitted to the Company as follows:

o
For quarterly distributions beginning in the fourth quarter of 2010 and continuing through to the third quarter of 2011, the Company will post with the Counterparty restricted dividends equal to fifty-percent of common distributions less $750,000.

o
For quarterly distributions beginning in the fourth quarter of 2011 and continuing until TEB is in compliance with both its leverage ratio and liquidation preference ratios, the Company will post restricted dividends with the Counterparty equal to fifty-percent of common distributions.  Once TEB is in compliance with its leverage ratio and liquidation preference ratios there will be no restrictions on common distributions.

The restricted dividends are anticipated to be utilized by the Company to repurchase and retire various perpetual and mandatorily redeemable preferred stock issued by TEB.

TEB’s common stock is wholly owned by MuniMae TEI Holdings, LLC (“TEI”), which is ultimately wholly owned by MuniMae.  Any unrestricted distributions by TEB will be remitted to TEI and TEI’s ability to remit cash to MuniMae for liquidity needs outside of TEI may be restricted due to minimum liquidity and net worth requirements related to a TEI debt agreement.  The most restrictive covenant, a net worth requirement, requires TEI to maintain a minimum net worth of $125 million.  At September 30, 2010 and December 31, 2009, TEI’s net worth was approximately $170 million and $135 million, respectively.

Other Matters

As we have become a substantially smaller business, we have significantly reduced the number of employees.  Total employees were 435 at December 31, 2008, 65 employees at December 31, 2009 and 47 employees at September 30, 2010.

In May 2008, we suspended our practice of paying quarterly dividends.  We have not paid a dividend since this suspension and do not expect to pay a dividend for the foreseeable future.

 Financial Assets and Liabilities

As discussed above, we have sold businesses and assets and curtailed certain business services in order to satisfy debts and meet our liquidity needs.  We have not originated any new bond investments since the first quarter of 2008 and we are not currently planning to do so for the foreseeable future.  We are also managing a commercial real estate taxable loan portfolio; however, we are liquidating that portfolio over time while retaining the bond portfolio.  Information regarding the bond business and our more significant assets and liabilities not directly related to the bond business is provided below.

Bond Business

The Company primarily invests in bonds issued by state and local governments or their agencies or authorities to finance affordable multifamily housing, student housing and assisted living properties.  These bonds are secured by an assignment of the related mortgage loans and a general assignment of rents of the underlying properties.  Interest on the bonds is generally exempt from federal and state income taxes.    The table below provides business volume and other key metrics related to our bond portfolio (Note – our previously filed Current Report on Form 8-K (filed on May 27, 2010) included TEB’s bonds only as we had not completed our accounting for the non-TEB related bonds under the United States generally accepted accounting principles (“GAAP”)).

(dollars in thousands)

	At		At		At
Bonds-Available-for-Sale	September 30, 2010		December 31, 2009		December 31, 2008
Unpaid principal balance	$1,360,580		$1,485,514		$1,545,367
Fair value	1,256,409		1,348,133		1,426,439
Total number of bonds	164		172		183
Weighted average pay rate (1)	5.8%		6.1%		6.3%
Non-accrual bonds (UPB) (2)	$141,070		$125,686		$27,460
Debt service coverage ratios on stabilized portfolio: (1)(3)
With non-accrual bonds	1.09	x	1.11	x	1.14	x
Without non-accrual bonds	1.13	x	1.15	x	1.16	x
Senior interests and debt owed to securitization trusts (4)	$750,755		$809,835		$927,852
Weighted average interest pay rate at period end	1.60%		1.87%		3.16%
Notes payable and other debt	$77,187		$125,385		$32,192
Weighted average interest pay rate at period end	6.62%		9.75%		7.50%
Preferred stock (par amount) (5)	$334,281		$339,364		$341,000
Weighted average distribution rate at period end	6.55%		6.56%		6.21%

(1)	Calculated on a rolling 12-month period basis.

(2)	Non-accrual bonds represent bonds past due 90 days in the payment of principal or interest.

(3)
Stabilized portfolio represents properties that have reached 90% occupancy for 90 days and have sufficient operating information to calculate a rolling 12-month debt service coverage ratio. This operating information is generally received on a quarter lag basis; accordingly, the debt service coverage ratio for September 30, 2010 is based on June 30, 2010 operating information, while the ratios for December 31 are based on the previous September 30 operating information.

(4)
This debt is primarily due to bond securitization transactions that are treated as financing arrangements in accordance with GAAP. This debt balance also includes transactions whereby the Company purchases subordinate certificates from trusts having never owned the underlying bonds.  Our bond securitizations are accounted for as secured borrowings and most securitization trusts are consolidated as we are deemed to be the primary beneficiary.  Creditors of such trusts have limited recourse to our general credit. At September 30, 2010, the Company is current with respect to interest and principal payments that are due.

(5)
This preferred stock was issued by TEB, which is current with respect to principal redemptions and distributions.  At September 30, 2010, December 31, 2009 and December 31, 2008, these amounts include $156.1 million, $160.9 million and $162.3 million, respectively, of mandatorily redeemable shares that we classify as debt in accordance with GAAP.

Due to the lack of liquidity within the securitization market, the Company has sold or permitted the early redemption of a number of bonds within its bond portfolio since mid-2008 in order to generate liquidity for future funding commitments and general corporate needs, eliminate future funding commitments, reduce leverage, and improve overall credit quality.  These culling efforts, which included the sales of non-accrual bonds, mitigated some of the negative effects of the worsening economic and multifamily market conditions on our bond portfolio through the first half of 2009.  Since then, and into early 2010 the apartment market continued to deteriorate as a result of a weak economy and the continued high national unemployment rate which negatively impacted the performance of the bond portfolio, particularly as evidenced by the growth in the number of bonds on non-accrual.  The weak apartment market has also contributed to the decline in property level financial support historically provided by both property developers and tax credit equity syndicators.  In recent months market analysts have reported improving apartment market conditions and performance, as well as increased optimism among property developers and managers.  While improvement is not evident in the metrics the Company uses to track the performance of its bond portfolio, it does appear that performance has bottomed out and leveled off; however, reduced property level support by developers and tax credit syndicators may result in continued growth in the number of non-accrual bonds in 2011.

At September 30, 2010, approximately $1.2 billion, or 97.9% of the fair value of our bonds were either deposited in securitization trusts or pledged as collateral for securitization programs.  The Company had no unfunded bond lending commitments at September 30, 2010.  During 2010, the Company has experienced an increase in net interest income from the bond portfolio due to a decrease in our variable rate based debt expense.  Approximately 95.4%, or $716.0 million of the September 30, 2010 securitized bond related debt is variable rate debt based on the Securities Industry and Financial Markets Association (“SIFMA”) index. Our total weighted average pay rate on variable rate debt (which includes interest plus on-going fees such as credit enhancement, liquidity, trustee, custodial and remarketing fees) at December 31, 2008 and 2009 was 3.08% and 1.96%, respectively.  The total weighted average pay rate on variable rate debt was 1.85% as of September 30, 2010.  A rise in the SIFMA index will increase our borrowing costs without a corresponding increase in our bond interest income.  Depending on the magnitude of the rise in short-term interest rates, there could be a significant reduction in our net interest income.  Conversely, a decline in the SIFMA index will lower our borrowing costs.

As previously disclosed, on March 6, 2008 the Company and certain of its subsidiaries entered into a series of agreements pursuant to which the Company granted a security interest in the common shares of TEB in order to avoid the need of the Company and other MuniMae subsidiaries to post additional cash collateral to meet future margin calls on various swap obligations. Under the agreements, the Company and its affiliates receive credit against margin requirements without the need to post additional cash.

In addition to the risks described herein, we refer you to the section entitled “Risk Factors” in Item 1A of the 2006 Form 10-K.

Assets Outside of the Bond Business

Taxable Loans

The Company’s taxable lending business historically consisted primarily of loans related to the affordable multifamily housing market, origination and sales of multifamily loans through the Fannie Mae, Freddie Mac and certain HUD insured multifamily lending programs and commercial real estate lending on a variety of asset types.  We have sold the Agency Lending business and therefore we no longer originate and sell these types of loans.  The Merchant Banking business segment has effectively been shut down due to the severe market conditions that we experienced in the past three years.  Therefore, we currently have no employees engaged in taxable loan originations; however, as of September 30, 2010 we are managing and servicing approximately 52 loans that we own.  Relevant information related to the taxable loan portfolio is as follows:

(dollars in thousands)

	At or for		At or for		At or for
	the nine months ended		the year ended		the year ended
	September 30, 2010		December 31, 2009		December 31, 2008
	Unpaid Principal	Carrying	Unpaid Principal	Carrying	Unpaid Principal	Carrying
Loan Portfolio	Balance (1)	Value (2)	Balance (1)	Value (2)	Balance (1)	Value (2)
Loans held for sale:
Construction	$18,551	$17,862	$49,672	$45,818	$67,861	$65,866
Permanent	20,496	4,941	23,268	10,424	37,500	35,622
Bridge	2,086	-	3,260	-	128,312	123,454
Other	35,776	8,682	34,032	7,779	30,329	17,364
Total loans held for sale, net	$76,909	$31,485	$110,232	$64,021	$264,002	$242,306
Loans held for investment:
Construction	$48,951	$41,252	$56,962	$53,720	$87,989	$77,592
Permanent	3,531	3,483	3,668	3,618	3,823	3,768
Bridge	17,920	6,668	17,184	6,663	81,022	31,304
Other	19,157	1,791	19,332	1,957	20,225	2,371
Total loans held for investment, net	$89,559	$53,194	$97,146	$65,958	$193,059	$115,035
Total loans	$166,468	$84,679	$207,378	$129,979	$457,061	$357,341
Loans past due 90 days	$88,971	$16,314	$100,628	$32,313	$157,516	$64,611
Weighted average rate at period end:
Total loan portfolio - contractual rate	7.94%		7.80%		7.70%
Loans past due 90 days - pay rate	0.62%		2.06%		4.98%
Total loan count	52		50		76

(1)	These amounts are contractual unpaid principal balances and do not reflect any impairment or loss reserves.

(2)
These amounts represent the Company’s carrying basis under GAAP. Loans held for sale are carried at the lower of cost or market, including market adjustments for credit deterioration.  Loans held for investment primarily represent loans sold to third parties that did not meet the requirements for sales treatment under GAAP due to our continuing involvement, such as guarantees or other forms of support.  These loans are evaluated for impairment and if impaired the Company will provide for specific impairment as part of its allowance for loan losses.

As shown in the table above, we have disaggregated our taxable loan portfolio into four categories as follows.

•	Construction loans are short-term or interim financing provided primarily to builders and developers of multifamily housing and other property types for the construction and lease-up of the property.

•	Permanent loans are used to pay off the construction loans upon the completion of construction and lease-up of the property or to refinance existing stabilized properties.

•
Bridge loans are short-term or intermediate term loans secured with either a first mortgage position or a subordinated position. These loans are used primarily to finance the acquisition and improvements on transitional properties until their conversion to permanent financing.

•
Other loans are primarily pre-development loans and land or land development loans.  Pre-development loans are loans to developers to fund up-front costs to help them secure a project before they are ready to fully develop it.  Land or land development loans are used to fund the purchase or the purchase and costs of utilities, roads and other infrastructure and are typically repaid from lot sales.

At September 30, 2010, the overall credit quality of the taxable loan portfolio is weak as evidenced by its high percentage of loans (53%) on non-accrual and low carrying value as a percentage of the contractual balance due (51%).  However, credit quality varies widely by the loan type with construction/permanent loans, which are typically secured by mortgages on apartment properties, performing the best and other loans, principally land/land development, performing most poorly.  The overall credit quality of the Company’s taxable loan portfolio has declined over the last several years as the Company exited the taxable lending business and is liquidating its holdings with emphasis on those loan sales that could be realized at par or close to par.  Management believes the carrying values set forth above are realizable based on current market and borrower conditions.

Other Assets

Preferred Stock from Agency Lending Business Sale — We received three series of preferred stock from the purchaser of the Agency Lending business having a par amount of $47.0 million: Series A units of $15.0 million, Series B units of $15.0 million and Series C units of $17.0 million, which entitles the Company to receive cumulative quarterly cash distributions at annualized rates of 17.5%, 14.5% and 11.5% per year, respectively.  At September 30, 2010, the current principal amount of the three series of preferred stock is $44.0 million.  As part of the purchase and sale agreements we have agreed to reimburse the purchaser up to a maximum of $30.0 million over the first four years after the sale date (i.e., May 15, 2013), for payments the purchaser may be required to make under loss sharing arrangements with Fannie Mae and other government-sponsored enterprises or agencies with regard to loans they purchased from us.  This reimbursement obligation will be satisfied by cancellation of Series C Preferred units and then Series B Preferred units, rather than by cash.  In addition, the Company is obligated to fund losses on specific loans identified at the sale date that are not part of the $30.0 million loss reimbursement.  The Company deposited $2.3 million in an escrow account with the purchaser as support for this potential obligation.  At September 30, 2010, the estimated fair value of the preferred stock, which includes the embedded loss sharing guarantee to the purchaser, was $37.1 million. The estimated liability related to the indemnification on the specifically identified loans was $0.4 million at September 30, 2010, versus an escrow balance of $0.5 million.  From the sale date of the Agency Lending business to September 30, 2010, we have incurred $2.2 million in realized losses under these loss sharing arrangements.  Of this amount, $1.0 million was paid through the cancellation of $1.0 million (par amount) of the Series C Preferred units and $1.2 million was paid from the $2.3 million escrow account.  Separate from the loss sharing arrangements and pursuant to the Series C agreement, $2.0 million of Series C Preferred units were redeemed as a result of the Company’s release from certain letters of credit.  The three series of preferred stock are performing according to their terms at September 30, 2010.

Tax Credit Equity Business — We retained the general partner interests in 14 LIHTC funds that invest in affordable housing projects.  In addition, the Company has retained various contingent obligations related to these funds and other funds that were sold. The Company’s employees that performed the asset management, accounting and other services related to these funds were acquired by the buyer of the business, and we have contracted with the buyer to provide the on-going services necessary to manage the funds that we did not sell.  Although the Company’s economic interest in these 14 funds is limited to its 0.01% general partner interest, we consolidate 11 of these funds along with two sold funds where we have on-going contingent obligations because we are considered the primary beneficiary of these funds.  This results in a substantial amount of assets and non-controlling interests being included on our consolidated balance sheet; however, our economic benefit related to these assets is nominal.  Also, at September 30, 2010, our exposure related to all of these contingent obligations is estimated to be zero.

Real Estate Owned (“REO”) — At September 30, 2010, we have three properties where we have either foreclosed or taken a deed-in-lieu of foreclosure.  Two of these properties are undeveloped land that was to be developed into mixed use developments.  Before foreclosure or taking a deed-in-lieu of foreclosure, we provided financing to these properties of $80.7 million.  Subsequent to funding these loans and after foreclosure, we recorded loan and REO losses of $68.1 million related to these investments.  At September 30, 2010, we have an asset value of $12.6 million for these three properties.

Renewable Energy Business — The Company sold substantially all of its interests in the Renewable Energy business segment, except for its interest in two solar funds and two solar projects.  We also retained a biomass facility, which we have sold at a net loss of $5.3 million.  Our economic interest in the two solar funds is nominal and the carrying value of the two remaining projects at December 31, 2009 was zero, which is net of a $15.5 million impairment charge due to recoverability concerns.

Other Assets — We continue to own equity investments in several partnerships in our real estate investment business, including GP Take Backs (property partnerships where we replaced the general partner due to performance or other issues) and we have a majority position in International Housing Solutions S.a.r.l., a partnership that was formed to promote and invest in affordable housing in overseas markets.  We actively manage International Housing Solutions S.a.r.l., in which we have invested $2.2 million after exercising an option to take management control.  We also have a 2.82% co-investment requirement with respect to our role as the general partner to the South Africa Workforce Housing Fund SA I.  The total equity funding commitment is $5.1 million, of which $2.0 million has been funded at September 30, 2010.  Except for International Housing Solutions S.a.r.l., we believe the other real estate partnership investments have nominal economic value to us at this point.

Debt and Liabilities Outside the Bond Business

The table below lists our debt outside of the bond business at September 30, 2010, December 31, 2009 and 2008.  Certain of our debt agreements are subject to financial reporting and other related covenants that we are not in compliance with due to our inability to provide timely audited financial statements. Also, in some cases, we are not in compliance with the principal payment terms of the agreements; however, in these cases we have either extended the debt or have short-term forbearance agreements in place with creditors.  The Company is current with respect to required interest payments to its creditors.  Our liquidity issues have persisted since early 2008 and we have been able to successfully work with our creditors since then; however, we cannot provide assurance that we will be able to meet all of our obligations as and when they come due.  We will need to continue to negotiate with our creditors and reduce or restructure our outstanding debt, including obtaining concessions on debt payments.

(dollars in thousands)

	Contractual Amount	Weighted Average
	Outstanding at	Contractual Interest Rate at
Type of Debt	September 30, 2010	September 30, 2010
Notes payable and other debt	$139,031	7.79%
Lines of credit	4,190	6.00
Subordinated debt (1)	180,854	8.81
Total debt outside the bond business	$324,075	8.34%

	Contractual Amount	Weighted Average
	Outstanding at	Contractual Interest Rate at
Type of Debt	December 31, 2009	December 31, 2009
Notes payable and other debt	$176,704	5.91%
Subordinated debt (1)	175,127	8.83
Total debt outside the bond business	$351,831	7.36%

	Contractual Amount	Weighted Average
	Outstanding at	Contractual Interest Rate at
Type of Debt	December 31, 2008	December 31, 2008
Notes payable and other debt	$337,661	6.04%
Lines of credit	123,076	6.46
Subordinated debt (1)	175,500	8.65
Total debt outside the bond business	$636,237	6.84%

(1)
Approximately $134.8 million (original par) of this debt was restructured and the par amount was increased and the interest rate was reduced for a period of time.  The increased par amount on the restructured debt was treated as a discount on the debt and accreted as additional interest expense over the life of the debt.  At September 30, 2010, the effective interest rate was 8.81% as compared to a pay rate of 2.08%.

Notes Payable and Lines of Credit — This debt is primarily related to secured borrowings collateralized by various assets, primarily real estate notes held by us and secured by commercial real estate projects.  In most cases the Company has guaranteed the debt or is the direct borrower.

Subordinated Debt — This debt was originally issued in 2004 and 2005 at a par amount of $172.8 million by trusts owned by our indirect wholly owned subsidiary, MMA Financial Holdings, Inc. (“MFH”).  MFH and MuniMae guaranteed this debt, which therefore represents a general obligation of the Company, but it is not secured by any specific assets of the Company.  This debt is owned by various investors and certain portions of this debt were modified as follows:

o
On November 3, 2009, the Company exchanged $30.0 million of subordinated debt for subordinate debt issued by one of our wholly owned subsidiaries, MMA Mortgage Investment Corporation (“MMIC”).  Other than the issuer, the terms and conditions of this debt are the same as that issued by MFH.

o	Approximately $8.0 million has been repurchased and retired by the Company. The total purchase price was $1.0 million.

o
Approximately $134.8 million of the original par amount has been renegotiated with the holders to increase the outstanding principal amount from $134.8 million to $166.7 million, while reducing the interest rate from a weighted average of 8.42% to 0.75% for three years.  Beginning in the first quarter of 2012, the interest rate reverts back to the original rate.

Other Liabilities and Contingencies - The most significant other liabilities are exposures related to interest rate swaps and accounts payable to vendors.  We have interest rate swaps totaling approximately $332.5 million (notional) at September 30, 2010 that were entered into primarily to hedge the interest rate risk on the bond portfolio.  The fair value of these interest rate swaps was a net liability of $16.9 million at September 30, 2010.

Our total accounts payable and accrued expenses at September 30, 2010 were approximately $19.2 million.  This amount included the following: approximately $7.6 million of accrued (but not due) interest expense on our debt and swaps and distributions on TEB’s preferred shares; approximately $6.0 million of accrued facilities expenses, salaries and benefits and general operating expenses and $5.6 million of accrued consulting and legal expenses.

Common Shareholders’ Equity

The Company’s consolidated common shareholders’ equity was $668 million at December 31, 2006.  Since December 31, 2006 we have experienced substantial losses resulting from business unit sales and liquidations and sales of assets and write downs on loans and investments, including write-offs of goodwill and other intangible assets, and costs related to the preparation and audit of the Company’s financial statements.  The Company’s asset losses were the result of the changes in the capital markets and the economy in general, which significantly impacted us.  Due to our lack of liquidity, we were forced to sell assets and businesses at a time of unfavorable market conditions when there were very few buyers.  As a result of these costs and losses the Company’s shareholders’ equity is a net deficit at December 31, 2009 of $41.9 million.

2010 Investor Tax Information

IRS Circular 230 Disclosure

Any U.S. tax advice contained in the body of this document was not intended or written to be used, and cannot be used, by the recipient for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code or applicable state or local tax law.

The Company is a publicly traded partnership and as such, all of the taxable income and loss we receive or generate at the parent company is allocated to our common shareholders.  Allocations of income and capital gain potentially create a tax liability for our shareholders regardless of whether the Company has made any cash distributions.  With respect to capital transactions in particular (e.g., the purchase, sale or payoff of bonds), the income or loss allocated to our common shareholders does not necessarily relate to whether the Company had a gain or loss, but rather to each investor's specific basis in their shares.  Depending on when and at what price investors acquired our shares, certain investors may have capital gains allocated to them due to their low basis in our stock, while other investors with a higher basis receive an allocation of capital losses for the same transactions regardless of whether we, as a Company, had a gain or loss for those transactions.  Those investors who bought our shares at a low price (generally, shares purchased after January 2008) will typically have capital gains allocated to them while those who bought our shares at a higher price (generally, shares purchased prior to January 2008) will typically have capital losses allocated to them.  These allocations, in turn, can affect an investor's basis going forward, which can result in a reversal of the tax consequences upon a sale by the investor of his or her shares.  The allocation of income, deduction, and capital gain (or loss) will continue without regard to cash distributions.  INVESTORS SHOULD CONSULT THEIR PERSONAL TAX ADVISORS for the appropriate treatment of the income or loss on their individual tax return and the effect of such allocations on the tax basis of their shares.

During the first nine months of 2010, we executed capital transactions consisting primarily of sales of tax-exempt bonds and taxable loans.  Based on this activity, shareholders can expect similar capital gain (or loss) activity as reflected in prior years.  The allocation of capital gain (or loss) is highly dependent on an individual’s personal circumstance, including the date the shares were acquired and the type of account used to hold the shares.  A shareholder that acquired his shares after January 2008 may have significant capital gains reported on his 2010 year-end Schedule K-1, although the final amount could vary significantly and will depend on our fourth quarter results and an individual shareholder’s circumstances.  It is anticipated that investors who have purchased shares prior to January 2008 should have capital losses allocated to them, although the final amount could vary significantly and will depend on our fourth quarter results and an individual shareholder’s circumstances.  If an investor owns units that fall into both categories, a separate calculation for each group of units should be done and then aggregated to determine estimated taxable capital gain (or loss).  We are unable to project the ultimate capital gain (or loss) attributable to an investor who actively traded their units during 2010 until we do the final tax accounting after year-end 2010.

In addition, the Company may have additional transactions during the fourth quarter that may also directly impact the amount of capital gain (or loss) allocated to shareholders.  Final allocations will vary based on the additional fourth quarter activity and a shareholder’s individual circumstance.  INVESTORS SHOULD CONSULT THEIR PERSONAL TAX ADVISORS in order to fully understand the tax impact of owning shares of the Company.

SEC Matters

The Company is working to become current in its SEC periodic filings; our goal is to have audited financial statements for the year-ended 2010 completed as soon as practicable, which we estimate to be during the second quarter of 2011, and we will file our 2010 Annual Report on Form 10-K  as soon as possible after the audit is completed.  Our goal is to begin filing timely Quarterly Reports on Form 10-Q beginning with the period ending March 31, 2011.  Until we become current in our financial reporting, we are at risk that the SEC may seek to de-register or suspend trading in our shares.  We have received correspondence from the SEC noting the Company’s status as a non-current filer and advising the Company that it could, in the future, be subject to an administrative proceeding to revoke the Exchange Act registration of our common shares and/or an order, without further notice, suspending trading of our common shares.  If the registration of our common shares is revoked or if trading is suspended, our common shares would no longer be quoted on the Pink Sheets and the public trading of our common shares effectively would be terminated.  If there is no longer a public trading market for our common shares, investors would find it difficult, if not impossible, to buy or sell common shares publicly or to obtain accurate quotations for prices at which common shares may be purchased or sold.  As a result of the absence of a public market for our common shares, the price of such shares would likely decline.  In response to the SEC’s correspondence, we have advised the SEC of the extraordinary events of the last several years and of our diligent efforts to rectify our filing deficiencies.  We are not aware of whether or when the SEC might take these or any other actions that would adversely affect the Company and our shareholders.  We will do our best to work with the SEC, but cannot provide assurance that the SEC will not take action with respect to us or our common shares.

Material Weaknesses in Internal Controls

Management is responsible for establishing and maintaining adequate internal control over financial reporting and effective disclosure controls and procedures as defined by Rules 13a-15(e), Rules 13a-15(f) and 15d-15(e) under the Exchange Act.  Management is required to do an assessment of the effectiveness of the Company’s disclosure controls and procedures and of the Company’s internal control over financial reporting.  Due to the inability to file timely financial reports for any period since 2005 and based on the magnitude of the restatement adjustments to the Company’s previously filed 2004 and 2005 financial statements (including a cumulative adjustment to stockholders’ equity at January 1, 2004), management did not complete its assessment as of December 31, 2006 and concluded that there were material weaknesses in the Company’s internal control over financial reporting (See Part 9a of the Company’s 2006 Form 10-K).  For 2007, 2008 and 2009 and through the date hereof, the Company continues to be unable to prepare financial statements on a timely basis and the internal control weaknesses that were identified in the 2006 Form 10-K continue to exist as of today.  Therefore, the Company did not complete its assessment of  internal control over financial reporting related to the 2007, 2008 and 2009 financial statements; however, the Company will report on its material weaknesses and remediation efforts as part of the 2010 Annual Report on Form 10-K. The Company believes it can make substantial progress on addressing the identified material weaknesses (identified in the Company’s 2006 Form 10-K) due to the significant reduction in the Company’s businesses, resulting in less complexity to the Company’s accounting model and due to improved continuity of its accounting staff.

Due to identified material weaknesses in our evaluation of internal control over financial reporting, we implemented additional procedures and reviews that we believe are sufficient to ensure that our consolidated financial statements, for the years-ended December 31, 2007, 2008 and 2009, are presented in accordance with GAAP. These procedures include, among other things, evaluating and documenting all applicable accounting policies related to our businesses, evaluating the application of such accounting policies, re-measuring our financial reporting results under these policies, performing analytical reviews and substantiating journal entries to source documents.  In addition, we conducted a number of meetings involving senior executives of the Company to ensure the completeness and accuracy of the financial statements and related disclosures.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibit to this report is listed in Item 7.01 above and in the Exhibit Index that follows the signature line.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

December 9, 2010	By:	/s/ Michael L. Falcone
		Name:	Michael L. Falcone
		Title:	Chief Executive Officer and President

Exhibit
Number	Description of Exhibit
99.1	Copy of the press release labeled “MuniMae Announces Filing of Form 8-K and Schedules Conference Call”

99.2	Consolidated financial statements of Municipal Mortgage & Equity, LLC as of and for the years ending December 31, 2007, 2008 and 2009.